Exhibit 99.3
UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated combined financial information is provided to aid you in your analysis of the financial aspects of the Merger and Financing Transactions and presents the combination of the financial information of Salarius and Decoy adjusted to give effect to the Merger and Financing Transaction, or collectively, the Pro Forma Adjustments. Capitalized terms included but not defined below have the same meaning as defined elsewhere in this filing

On January 10, 2025, Salarius entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Salarius, Decoy Therapeutics MergerSub I, Inc., a Delaware corporation and a wholly owned subsidiary of Salarius (“First Merger Sub”), Decoy Therapeutics MergerSub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Salarius (“Second Merger Sub”), and Decoy. Pursuant to the Merger Agreement, Salarius will merge with Decoy (the “Merger”) by causing First Merger Sub to be merged with and into Decoy, with Decoy surviving the merger as a wholly-owned subsidiary of Salarius (the “First Merger”). Immediately following the First Merger, Decoy will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity. Closing is conditioned upon, among other things, minimum proceeds from an offering of at least $6.0 million (the “Qualified Financing” or “Financing Transaction”).
The Merger is structured as a stock-for-stock transaction pursuant to which all of Decoy’s outstanding equity interests will be exchanged based on an exchange ratio for consideration of a combination of (a) shares of Salarius’ common stock in an amount up to (i) 19.9% of Salarius’ total shares outstanding as of January 10, 2025 minus (ii) any shares of Salarius common stock issued in any private placement between January 10, 2025 and the effective time of the First Merger, and (b) shares of Series A preferred stock, which is a newly designated series of preferred stock (“Series A Preferred Stock”) that is intended to have economic rights equivalent to the common stock, but with only limited voting rights. The number of shares of common stock to be issued at the closing of the Merger (“Closing”) and the number of shares of common stock underlying the Series A Preferred Stock to be issued at Closing is based on an exchange ratio which assumes a base value of $28.0 million for Decoy and $4.6 million for Salarius, subject in each case to adjustment based on the “Parent Cash Amount” and “Company Cash Amount” (each as defined in the Merger Agreement) on the anticipated closing date (which excludes any proceeds raised in in the Qualified Financing).
If the Parent Cash Amount is $0 and the Company Cash Amount is $2.0 million, stockholders of Salarius would own approximately 14.1% of the fully diluted common stock, and stockholders of Decoy would own, or hold rights to acquire, approximately 85.9% of Salarius common stock, in each case calculated on a fully-diluted basis for in-the-money options and warrants (and in each case, prior to taking into account any dilution from the Qualified Financing). The calculation of the exchange ratio under the Merger Agreement and post-closing ownership of Salarius stockholders are subject to adjustment based on an assumed value of Salarius at Closing based on the Parent Cash Amount and Company Cash Amount as of the anticipated closing date. To the extent the Parent Cash Amount falls below $0, Salarius’ assumed value would be reduced or increased by $100,000 for every $100,000 below the threshold. To the extent the Company Cash Amount falls below $2.0 million, Decoy’s assumed value would be reduced by $100,000 for every $100,00 below the threshold.
The Company has preliminarily determined that the merger will be accounted for as a reverse asset acquisition with Decoy considered the accounting acquirer. This determination is subject to a number of significant judgment and estimates, including that Decoy is not a variable interest entity due to the preliminary expectation that Decoy will have sufficient equity at risk based on the assumed equity at risk at closing. This conclusion is subject to change based on the actual equity at risk at closing. The determination that Decoy is considered the accounting acquirer is based on the expectations that, (i) immediately following the merger, Decoy’s senior management will hold key positions in senior management of the combined organization; and (ii) following subsequent shareholder approval (A) Decoy stockholders will own a substantial majority of the voting rights of the combined organization and (B) Decoy will designate a majority of the members of the board of directors of the combined organization. The transaction is expected to be accounted for as a reverse asset acquisition as Salarius does not meet the definition of a business because at the time of the closing of the acquisition, Salarius is not anticipated to have processes or an organized workforce that significantly contribute to its ability to create outputs, and its fair value is concentrated in IPR&D. Accordingly, for accounting purposes: (i) the merger will be treated as the equivalent of Decoy issuing stock to acquire the net assets of Salarius, (ii) the net assets of Salarius will be allocated a portion of the transaction price and recorded based upon their relative fair values in the financial statements at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of Decoy and (iv) for periods prior to the transaction, shareholders’ equity of the combined company is presented based on the historical equity structure of Salarius.
The following unaudited pro forma consolidated combined balance sheet as of September 30, 2024 combines the historical consolidated balance sheet of Salarius as of September 30, 2024 with the historical balance sheet of Decoy as of September 30, 2024 giving further effect to the Pro Forma Adjustments, as if they had been consummated as of September 30, 2024.
The following unaudited pro forma consolidated combined statements of operations for the year ended December 31, 2023 combine the historical consolidated statement of operations of Salarius for the year ended December 31, 2023 and the historical statements of operations of Decoy for the year ended December 31, 2023, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2023, the beginning of the earliest period presented.
The following unaudited pro forma consolidated combined statements of operations for the nine months ended September 30, 2024 combine the historical consolidated statement of operations of Salarius for the nine months ended September 30, 2024 and the historical statements of operations of Decoy for the nine months ended September 30, 2024, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma consolidated combined financial statements have been derived from and should be read in connection with:
•the accompanying notes to the unaudited pro forma consolidated combined financial statements;
•the historical unaudited consolidated financial statements of Salarius as of and for the nine months ended September 30, 2024 and the related notes included in the Quarterly Report on Form 10-Q filed by Salarius on November 14, 2024;
•the historical unaudited financial statements of Decoy as of and for the nine months ended September 30, 2024 and the related notes included in the Current Report on Form 8-K filed by Salarius on the date hereof;
•the historical audited consolidated financial statements of Salarius as of and for the year ended December 31, 2023 and the related notes included in the Annual Report on Form 10-Kfiled by Salarius on March 26, 2024, as amended on April 2, 2024;
•the historical audited financial statements of Decoy as of and for the year ended December 31, 2023 and the related notes included in the Current Report on Form 8-K filed by Salarius on the date hereof;
•the sections entitled “Salarius Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Decoy Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to Salarius and Decoy.

The unaudited pro forma consolidated combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The accounting for the Merger requires the financial calculation of Salarius’ net cash. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma consolidated combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma consolidated combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma combined consolidated financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma consolidated combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had Salarius and Decoy been a combined organization during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited consolidated combined pro forma financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma consolidated combined financial information.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2024
(in thousands)

	Historical
	Decoy	Salarius	Financing Transaction Adjustments	Note 4	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
Asset
Current assets:
Cash and cash equivalents	3,199	3,284	5700	(a)	(1,729)	(b) (f)	10,454
Prepaid expenses and other current assets	182	539	-		-		721
Total Current Assets	3,381	3,823	5,700		(1,729)		11,175
Fixed asset, net	71	-	-		-		71
Other assets	40	36	-		-		76
Total assets	3,492	3,859	$ 5,700		(1,729)		11,322
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts Payable	837	166	$-		$-		1,003
Accrued expenses and other current liabilities	308	440	-		156	(c)	904
Notes payable	-	329	-		-		329
Accrued interest and financing expense	2,377	-	-		(2,377)	(d)	-
Deferred income - grants	3,193	-	-		-		3,193
Shareholder notes payable	118	-	-		(118)	(d)	-
Promissory notes payable	2,151	-	-		(2,151)	(d)	-
Convertible note – seed Tranche A	4,382	-	-		(4,382)	(d)	-
Convertible note - seed	1,093	-	-		(1,093)	(d)	-
Convertible note - senior	6,746	-	-		(6,746)	(d)	-
Total Current Liabilities	21,205	935	-		(16,711)		5,429
Warrants	305	-	-		(305)	(d)	-
Total liabilities	21,510	935	-		(17,016)		5,429
Stockholders’ equity (deficit):
Salarius preferred stock; $0.0001 par value;	-	-	1		-	(e)	1
Decoy common stock, $0.00001 par value	1	-	-		(1)	(e)	-
Salarius common stock	-	-	-		1	(d) (e)	1
Additional paid-in capital	293	83,384	5,699	(a)	(63,967)	(d) (e) (f)	25,411
Accumulated deficit	(18,312)	(80,460)	-		79,255	(b) (c) (f)	(19,517)
Total stockholders’ equity (deficit)	(18,018)	2,924	5,700		15,288		5,893
Total liabilities, convertible preferred stock and stockholders’ equity	3,492	3,859	$5,700		(1,729)		11,322

See accompanying notes to the unaudited pro forma combined financial statements

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024
(in thousands, except share and per share data)

	Historical
	Decoy	Salarius	Financing Transaction Adjustments	Note 4	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
Operating expenses:
Research and development	1,925	595	-		-		2,520
General and administrative	872	3,651	-		-		4,523
Total operating expenses	2,797	4,246	-		-		7,043
Operating loss	(2,797)	(4,246)	-		-		(7,043)
Other income (expense), net:
Interest income (expense)	(1,010)	134	-		1,010	(g)	134
Grant income	1,135	-	-		-		1,135
Fair value adjustments on convertible notes payable	(406)	-	-		406	(g)	-
Warrant liability expense	(175)	-			175	(g)	-
Unrealized loss	(1)	-	-		-		(1)
Total other income (expense), net	(457)	134	-		1,591		1,268
Net Income (loss)	$ (3,254)	$ (4,112)	$-		1,591		$ (5,775)
Net profit (loss) per share
Basic	$ (2.53)	$(5.13)					$ (0.51)
Diluted	$ (2.53)	$(5.13)					$ (0.51)
Weighted average number of common shares outstanding
Basic	1,287,930	801,395				(k)	11,230,430
Diluted	1,287,930	801,395				(k)	11,230,430

See accompanying notes to the unaudited pro forma combined financial statements

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(in thousands, except share and per share data)

	Historical
	Decoy	Salarius	Financing Transaction Adjustments	Note 4	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
Operating expenses:
Research and development	1,065	7,174	-		-		8,239
General and administrative	2,385	5,721	-		1,335	(h)	9,441
Impairment of IPR&D	-	-	-		1,205	(i)	1,205
Total operating expenses	3,450	12,895	-		$ 2,540		18,885
Operating loss	(3,450)	(12,895)	-		(2,540)		(18,885)
Other income (expense), net:
Interest income (expense)	(1,153)	352	-		1,153	(g)	352
Grant income	666	-	-		-		666
Fair value adjustments on convertible notes payable	(5,643)	-			5,643	(g)	-
Warrant liability income	251	-	-		(251)	(g)	-
Total other income (expense), net	(5,879)	352	-		6,545		1,018
Net Income (loss)	(9329)	$ (12,543)	$-		$ 4005		$ (17,867)
Net profit (loss) per share
Basic	$ (7.24)	$ (30.74)					(1.65)
Diluted	$ (7.24)	$ (30.74)					(1.65)
Weighted average number of common shares outstanding
Basic	1,287,930	408,078				(j)	10,837,112
Diluted	1,287,930	408,078				(j)	10,837,112

See accompanying notes to the unaudited pro forma combined financial statements

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

1.Description of the Transactions
The Merger
On January 10, 2025, Salarius entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Salarius, Decoy Therapeutics MergerSub I, Inc., a Delaware corporation and a wholly owned subsidiary of Salarius (“First Merger Sub”), Decoy Therapeutics MergerSub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Salarius (“Second Merger Sub”), and Decoy. Pursuant to the Merger Agreement, Salarius will merge with Decoy (the “Merger”) by causing First Merger Sub to be merged with and into Decoy, with Decoy surviving the merger as a wholly-owned subsidiary of Salarius (the “First Merger”). Immediately following the First Merger, Decoy will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity. Closing is conditioned upon, among other things, minimum proceeds from an offering of at least $6.0 million (the “Qualified Financing”).
The Merger is structured as a stock-for-stock transaction pursuant to which all of Decoy’s outstanding equity interests will be exchanged based on an exchange ratio for consideration of a combination of (a) shares of Salarius’ common stock in an amount up to (i) 19.9% of Salarius’ total shares outstanding as of January 10, 2025 minus (ii) any shares of Salarius common stock issued in any private placement between January 10, 2025 and the effective time of the First Merger, and (b) shares of Series A preferred stock, which is a newly designated series of preferred stock (“Series A Preferred Stock”) that is intended to have economic rights equivalent to the common stock, but with only limited voting rights. The number of shares of common stock to be issued at the closing of the Merger (“Closing”) and the number of shares of common stock underlying the Series A Preferred Stock to be issued at Closing is based on an exchange ratio which assumes a base value of $28.0 million for Decoy and $4.6 million for Salarius, subject in each case to adjustment based on the “Parent Cash Amount” and “Company Cash Amount” (each as defined in the Merger Agreement) on the anticipated closing date (which excludes any proceeds raised in in the Qualified Financing).
If the Parent Cash Amount is $0 and the Company Cash Amount is $2.0 million, stockholders of Salarius would own approximately 14.1% of the fully diluted common stock, and stockholders of Decoy would own, or hold rights to acquire, approximately 85.9% of Salarius common stock, in each case calculated on a fully-diluted basis for in-the-money options and warrants (and in each case, prior to taking into account any dilution from the Qualified Financing). The calculation of the exchange ratio under the Merger Agreement and post-closing ownership of Salarius stockholders are subject to adjustment based on an assumed value of Salarius at Closing based on the Parent Cash Amount and Company Cash Amount as of the anticipated closing date. To the extent the Parent Cash Amount falls below $0, Salarius’ assumed value would be reduced or increased by $100,000 for every $100,000 below the threshold. To the extent the Company Cash Amount falls below $2.0 million, Decoy’s assumed value would be reduced by $100,000 for every $100,00 below the threshold.
The Company has preliminarily determined that the merger will be accounted for as a reverse asset acquisition with Decoy considered the accounting acquirer. This determination is subject to a number of significant judgment and estimates, including that Decoy is not a variable interest entity due to the preliminary expectation that Decoy will have sufficient equity at risk based on the assumed equity at risk at closing. This conclusion is subject to change based on the actual equity at risk at closing. The determination that Decoy is considered the accounting acquirer is based on the expectations that, (i) immediately following the merger, Decoy’s senior management will hold key positions in senior management of the combined organization; and (ii) following subsequent shareholder approval (A) Decoy stockholders will own a substantial majority of the voting rights of the combined organization and (B) Decoy will designate a majority of the members of the board of directors of the combined organization. The transaction is expected to be accounted for as a reverse asset acquisition as Salarius does not meet the definition of a business because at the time of the closing of the acquisition, Salarius is not anticipated to have processes or an organized workforce that significantly contribute to its ability to create outputs, and its fair value is concentrated in IPR&D. Accordingly, for accounting purposes: (i) the merger will be treated as the equivalent of Decoy issuing stock to acquire the net assets of Salarius, (ii) the net assets of Salarius will be allocated a portion of the transaction price and recorded based upon their relative fair values in the financial statements at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of Decoy and (iv) for periods prior to the transaction, shareholders’ equity of the combined company is presented based on the historical equity structure of Salarius.

2.Basis of Pro Forma Presentation
The unaudited pro forma consolidated combined financial information was prepared pursuant to the rules and regulations of Article 11 of Regulation S-X. The unaudited pro forma consolidated combined balance sheet as of September 30, 2024 was prepared using the historical balance sheets of Salarius and Decoy as of September 30, 2024, and gives effect to the Merger and the Financing Transaction as if they occurred on September 30, 2024. The unaudited pro forma consolidated combined statement of operations for the nine months ended September 30, 2024, and for the year ended December 31, 2023, were prepared using the historical statements of operations of Salarius and Decoy for the nine months ended September 30, 2024 and for the year ended December 31, 2023, respectively, and gives effect to the Merger and the Financing Transaction as if they occurred on January 1, 2023.

The merger is expected to be accounted for as a reverse asset acquisition in accordance with GAAP. Decoy will be deemed to be the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes: (i) the merger will be treated as the equivalent of Decoy issuing stock to acquire the net assets of Salarius, (ii) the net assets of Salarius will be allocated a portion of the transaction price and recorded based upon their relative fair values in the financial statements at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of Decoy and (iv) for periods prior to the transaction, shareholders’ equity of the combined company is presented based on the historical equity structure of Salarius.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. During preparation of the unaudited pro forma consolidated combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma combined financial information assumes no material differences in accounting policies. Following the Merger and the Financing Transactions, management will conduct a final review of Salarius accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Salarius results of operations or reclassification of assets or liabilities to conform to Decoy’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma consolidated combined financial information.

Decoy and Salarius may incur significant costs associated with integrating their operations after the Merger is completed. The unaudited pro forma combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, which may result from the Merger.

To the extent that there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma consolidated financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

Additionally, as described in Note 1, the Pro Forma Assumptions include assumed terms for each of the Financing Transactions that may vary significantly from the actual terms of each.

3.Preliminary Estimated Purchase Price

For purposes of these unaudited pro forma combined financial information, the total estimated purchase price is summarized as
Follows:

Shares
Estimated number of common shares of the combined company to be owned by Salarius stockholders (1)	1,441,288
Multiplied by the fair value per share of Decoy common stock (2)	$ 1.80
Estimated fair value per share of Salarius common stock	2,594,583
Estimated Decoy transaction costs (3)	200,000
Estimated purchase price	2,794,583

(1)The final purchase price will be determined based on the number of Salarius common shares outstanding as of the closing date of the Merger. For purposes of this unaudited pro forma consolidated combined financial information, the estimated number of shares is based on the sum of the 1,441,157 shares of Salarius common stock outstanding as of September 30, 2024 and the 131 restricted stock units expected to convert to common shares as a result of the Merger.

(2)The estimated purchase price was based on the closing price of Salarius common stock as reported on the Nasdaq Capital Market on January 6, 2025. The fair value of the consideration given based on Salarius’ stock price is more clearly evident, and thus, more reliably measurable, than the fair value of the net assets acquired, as Salarius’ stock price is measured using Level 1 fair value inputs. The alternative treatment under US GAAP of measuring the purchase consideration using the fair value of the net assets acquired would require using a combination of Level 1, 2 and 3 fair value inputs and is not more clearly evident and more reliably measurable.

(3)The estimated transaction costs incurred by Decoy is based on estimates as of January 6, 2025. As indicated in ASC 805-50 regarding asset acquisitions, the accounting acquirer’s transaction costs incurred directly related to the asset purchase should be included in the consideration to acquire the assets.

The net assets of Salarius as of September 30, 2024 are $2.9 million. After giving effect to the estimated transaction costs expected to be incurred by Salarius of $1.3 million, the net assets prior to allocation of the purchase price to the assets acquired will be $1.6 million. The excess of the purchase price of $2.8 million over the $1.6 million of net assets at close of $1.2 million will be allocated to IPR&D, which will be expensed immediately following the closing of the Merger.

The estimated purchase consideration reflected in this unaudited pro forma combined financial information does not purport to represent what the actual purchase consideration will be when the merger is completed. A 10% increase or decrease in the stock price would change the purchase price by approximately $0.3 million and result in a related change to the amount of IPR&D expensed in the merger. The actual purchase price will fluctuate until the effective time of the merger.

4.Shares of Salarius Common Stock Issued to Decoy’s Stockholders Upon Closing of the Merger
At the effective time of the Merger, based on (i) the assumed exchange ratio of 2.2853 shares of Salarius common stock for each share of Decoy common stock, (ii) capitalization as of September 30, 2024, and (iii) assumptions for the Financing Transaction set forth in Note 1 above, Salarius would expect to issue 286,790 shares of common stock and the remaining 6,808,781 equivalent shares in the form of 6,809 shares of Series A preferred stock to the stockholders of Decoy in the Merger, determined as follows:

Shares
Decoy shares of common stock outstanding	1,287,930
Decoy convertible notes equivalent shares	1,816,945
Total Decoy common stock equivalent shares	3,104,875
Exchange ratio	2.2853
Estimated total shares of Salarius common stock and common stock-equivalent preferred stock shares to be issued to Decoy stockholders upon closing of the Merger	7,095,571

5.Pro Forma Adjustments
Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained within the Merger Agreement. Adjustments included in the column under the heading “Financing Adjustments” are primarily based on assumptions associated with the Qualified Financing. Further analysis will be performed upon completion of the Merger to confirm these estimates.

Based on a review of Salarius’ summary of significant accounting policies, the nature and amount of any adjustments to the historical consolidated financial statements of Salarius to conform to the accounting policies of Decoy are not expected to be significant.

Both Decoy and Salarius have a history of generating net operating losses and maintain a full valuation allowance against their net deferred tax assets. As a result, both entities have not reflected an income tax benefit or expense within the historical financial statement periods presented.
Management has not identified any changes to the income tax positions due to the Merger that would result in an incremental tax expense or benefit. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:
(a)To reflect $5.7 million in net proceeds to be received pursuant to the Qualified Financing ($6.0 million) in exchange for the issuance of 3,333,333 shares of Salarius common stock, offset by $0.3 million in transaction costs associated with the Qualified Financing.
(b)To reflect the estimated payment of $1.2 million in transaction costs to be incurred by Salarius, $0.2 million in transaction costs to be incurred by Decoy, and the redemption of the Salarius equity-classified warrants for $0.4 million in connection with the Merger. The $1.2 million in transaction costs to be incurred by Salarius is reflected as an offset to accumulated deficit, the $0.2 million in transaction costs to be incurred by Decoy will be capitalized into the acquired IPR&D asset and then expensed and offset to accumulated deficit due to the IPR&D asset having no alternative future use, and the $0.4 million paid to redeem the Salarius equity-classified warrants will be offset against additional paid-in capital.
(c)To reflect the Salarius’ estimated compensation expense of $0.2 million related to transaction bonuses negotiated as a result of the impending Merger. As such, the transaction bonuses will be accrued and recorded as general and administrative expense in the pro forma statement of operations for the year ended December 31, 2023 and as an offset to accumulated deficit within the unaudited pro forma combined balance sheet as of September 30, 2024.
(d)To reflect the exchange of the Decoy warrants, shareholder notes, promissory notes, convertible notes, and their associated accrued interest into 1,815,945 shares of Decoy common stock which will then be converted into shares of Salarius common stock and common stock-equivalent Salarius Series A preferred stock shares based on the exchange ratio.
(e)To reflect the exchange of 3,104,875 shares of Decoy common stock for shares of Salarius common stock and common stock-equivalent Salarius Series A preferred stock shares.
(f)To reflect the reclassification of historical accumulated deficit of Salarius into additional paid-in capital, offset by the write-off of the IPR&D asset acquired in the Merger of $1.2 million, the $1.2 million of estimated Salarius transaction costs, and the $0.2 million of transaction bonuses.
(g)See table below for total equity impact.
(h)To reflect the reversal of interest expense and fair value adjustments associated with the warrants, shareholder notes, promissory notes, and convertible notes during the periods ended September 30, 2024 and December 31, 2024 that will be converted to shares of Salarius common stock upon closing of the Merger.
(i)To reflect the recognition of non-recurring general and administrative expense associated with the $1.2 million of transaction costs to be incurred by Salarius and the $0.2 million of transaction bonuses to be recorded in the pro forma statement of operations for the year ended December 31, 2023.
(j)To reflect the recognition of the non-recurring impairment of the $1.2 million IPR&D asset acquired as part of the reverse asset acquisition because it has no alternative future use in the pro forma statement of operations for the year ended December 31, 2023.

(j)The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net income (loss) for the nine months ended September 30, 2024, and the year ended December 31, 2023. In addition, the number of shares used to calculate the pro forma combined basic and diluted net income (loss) per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the Merger closing date, including the shares to be issued in the Qualified Financing, as if they have been outstanding for the entirety of the periods presented. For the nine months ended September 30, 2024, and the year ended December 31, 2023, the pro forma weighted average shares outstanding has been calculated as follows:

	September 30, 2024	December 31, 2023
Weighted-average Decoy common shares outstanding – basic and diluted	1,287,930	1,287,930
Decoy convertible notes equivalent shares	1,816,945	1,816,945
Total	3,104,875	3,104,875
Application of exchange ratio	2.2853	2.2853
Adjusted Weighted-average Decoy common shares equivalents outstanding – basic and diluted	7,095,571	7,095,571
$6.0 million of Qualified Financing	3,333,333	3,333,333
Weighted-average Salarius common shares outstanding	801,395	408,078
Conversion of Salarius RSUs to Salarius common shares	131	131
Pro forma combined weighted average number of shares of common stock – basic and diluted	11,230,430	10,837,113

(g)The total impact to equity for the above adjustments are reflected in the table below: